Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Third Quarter 2014 Financial Results and Provides Corporate Update

SAN DIEGO, November 12, 2014 — Otonomy, Inc. (NASDAQ: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the inner and middle ear, today reported financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 and Subsequent Highlights

•	Both Phase 3 trials of AuriPro™ achieved primary endpoint: In July, Otonomy announced positive top-line results from two identical Phase 3 trials of AuriPro in a combined total of 532 pediatric patients with bilateral middle ear effusion requiring tympanostomy tube placement (TTP) surgery. In both trials, AuriPro achieved the primary efficacy endpoint of reducing the rate of treatment failures with statistical significance (p<0.001) and was well tolerated. Preparation of the New Drug Application (NDA) is in process, with submission to the FDA expected during the first half of 2015.

•	OTO-104 single-dose Phase 2b trial in Ménière’s disease ongoing: Enrollment in the Phase 2b study of OTO-104 in Ménière’s disease progressed well during the third quarter. Otonomy plans to enroll a total of 140 patients in the United States and Canada in the trial, and expects it to serve as one of two pivotal, single-dose efficacy trials required to support U.S. regulatory approval. The company expects to report results from this clinical trial during the first half of 2015.

•	First patients enrolled in OTO-104 multiple-dose safety study: In October, Otonomy enrolled the first patients in a multiple-dose safety study of OTO-104 in patients with Ménière’s disease. The study is designed to evaluate the safety of repeat-dosing with OTO-104 and is expected to enroll 125 patients across multiple trial sites in the United Kingdom.

•	Anthony J. Yost appointed as chief commercial officer: In October, the company appointed Anthony J. Yost as chief commercial officer. Mr. Yost brings 30 years of experience in pharmaceutical product sales and marketing that includes building and managing commercial teams at multiple companies.

•	Obtained rights to preclinical and clinical data for OTO-311: In November, the company announced an exclusive licensing agreement with Ipsen through which Otonomy acquired rights to utilize Ipsen’s gacyclidine clinical and nonclinical data in the development and registration of OTO-311, a sustained-exposure formulation of gacyclidine, in development for the treatment of tinnitus.

•	Completed initial public offering: In August 2014, Otonomy completed its initial public offering (IPO) of 7,187,500 shares of common stock, which includes the exercise in full by the underwriters of their option to purchase up to 937,500 shares of common stock, at the offering price of $16.00 per share. Proceeds from the IPO were approximately $104 million, net of underwriting discounts, commissions and offering-related transaction costs incurred.

“Our recent successful IPO provided us the resources to fund expenses related to the registration and preparation for commercialization of our lead product candidate, AuriPro, as well as advance our other pipeline product candidates, OTO-104 and OTO-311, for the treatment of ear disorders,” said David A. Weber, Ph.D., president and CEO of Otonomy. “We look forward to significant milestones over the next six to 12 months, including filing an NDA for AuriPro with the FDA during the first half of 2015, and reporting results for the OTO-104 Phase 2b trial in patients with Ménière’s disease.”

Anticipated Upcoming Milestones

•	NDA filing for AuriPro as a treatment of middle ear effusion in pediatric patients requiring TTP surgery is planned for the first half of 2015.

•	Results for the OTO-104 Phase 2b trial in Ménière’s disease patients are expected during the first half of 2015.

•	Initiation of first clinical trial of OTO-311, a potential treatment for tinnitus, is planned for 2015.

Third Quarter 2014 Financial Highlights

•	Cash totaled $165.2 million as of September 30, 2014, compared with $37.3 million as of December 31, 2013.

•	Research and development expenses for the third quarter of 2014 were $7.4 million, compared with $3.6 million for the third quarter of 2013. The increase was primarily due to clinical trial-related expenses for OTO-104, a product candidate that advanced into a Phase 2b clinical trial in Ménière’s disease patients at the end of 2013.

•	General and administrative expenses for the third quarter of 2014 were $2.0 million, compared to $0.8 million for the third quarter of 2013. The increase was mainly a result of expanded operating activities, costs associated with becoming a publicly traded company, and costs related to commercial preparation activities.

•	The net loss for the third quarter of 2014 was $12.0 million compared with a net loss for the third quarter of 2013 of $5.6 million.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the middle and inner ear following a single intratympanic injection. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery. OTO-104 is a steroid that is in the first of two pivotal clinical studies for the treatment of patients with Ménière’s disease. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus.

Cautionary Note Regarding Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Otonomy’s future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the timing of its NDA filing with the FDA for AuriPro™, the potential for commercialization of AuriPro™, the expected enrollment and timing of the results for our single-dose Phase 2b clinical study of OTO-104, the expected enrollment and timing of the results for our multiple-dose safety study of OTO-104, and the timing of the initiation of our OTO-311 clinical program. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: expectations regarding clinical trial results for existing product candidates, future development of product candidates for additional indications, and future development of other product candidates; timing and likelihood of regulatory filings and approvals; expectations regarding adoption and use of product candidates by physicians; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth and developments related to competitors and the industry; Otonomy’s ability to manage operating expenses, capital requirements and additional financing needs; implementation of Otonomy’s business model and strategic plans for its business, products and technology; Otonomy’s dependence on third parties for development, manufacture and distribution of products; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Form 10-Q filed on November 12, 2014 with the Securities and Exchange Commission (the SEC), the final prospectus related to Otonomy’s initial public offering filed with the SEC on August 13, 2014, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)
Operating expenses:
Research and development	$7,361	$3,548	$24,616	$9,698
General and administrative	2,040	807	5,169	2,284

Total operating expenses	9,401	4,355	29,785	11,982

Loss from operations	(9,401)	(4,355)	(29,785)	(11,982)
Other (expense) income:
Interest expense	(31)	(1,478)	(39)	(2,524)
Change in fair value of convertible preferred stock warrant liability	(2,632)	189	(3,300)	2,713
Other income (expense), net	33	(3)	41	(9)

Total other (expense) income	(2,630)	(1,292)	(3,298)	180

Net loss	(12,031)	(5,647)	(33,083)	(11,802)
Accretion to redemption value of convertible preferred stock	(7)	(130)	(35)	(526)

Net loss attributable to common stockholders	$(12,038)	$(5,777)	$(33,118)	$(12,328)

Net loss per share attributable to common stockholders, basic and diluted	$(1.23)	$(76.69)	$(9.83)	$(165.29)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	9,823,690	75,325	3,369,437	74,585

Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
Cash	$165,155	$37,284
Total assets	$168,325	$39,757
Total liabilities	$5,727	$3,581
Accumulated deficit	$(92,675)	$(59,557)
Total stockholders’ equity (deficit)	$162,598	$(58,977)

# # #